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                       AMENDMENT NO. 6 TO CREDIT AGREEMENT

        THIS AMENDMENT NO. 6 TO CREDIT AGREEMENT (this "Agreement") is made and entered into as of this 25th day of September, 2001, by and among CONE MILLS CORPORATION, a North Carolina corporation (the "Borrower"), BANK OF AMERICA, N.A., a national banking association, EACH OF THE LENDERS SIGNATORY HERETO and BANK OF AMERICA, N.A., a national banking association, as Agent (the "Agent") for the Lenders.
                              W I T N E S S E T H:

         WHEREAS, the Borrower, the Agent and the Lenders from time to time party thereto (the "Lenders") have entered into that certain Credit Agreement dated as of January 28, 2000, as amended by Amendment No. 1 to Credit Agreement dated as of July 14, 2000, Amendment No. 2 to Credit Agreement dated as of December 12, 2000, Waiver and Amendment No. 3 to Credit Agreement dated as of April 23, 2001, Amendment No. 4 to Credit Agreement dated as of June 28, 2001 and Amendment No. 5 to Credit Agreement dated as of August 10, 2001 (as heretofore and hereby amended, and as from time to time further amended, supplemented or replaced, the "Credit Agreement");

         WHEREAS, the Borrower has requested the Agent and the Lenders to amend the Credit Agreement to extend the Stated Termination Date to December 7, 2001, and the Agent and the Lenders are agreeable to such amendment;

         NOW, THEREFORE, in consideration of the mutual covenants, promises and conditions herein set forth, it is hereby agreed as follows:

         1. Definitions. The term "Credit Agreements as used herein and in the other Loan Documents shall mean the Credit Agreement as previously and as hereby amended and as from time to time further amended or modified. Unless the context otherwise requires, all capitalized terms used herein without definition shall have the respective meanings provided therefor in the Credit Agreement.

         2. Amendment to Credit Agreement. The definition of "Stated Termination Date" in Section 1.1 of the Credit Agreement is amended in its entirety so that as amended it shall read as follows:

         " 'Stated Termination Date' means December 7, 2001.


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                                       72


         3. Guarantors. Each of the Guarantors has joined into the execution of this Agreement for the purpose of consenting to the amendment contained herein and reaffirming its guaranty of the Obligations as amended by the terms of this Agreement.

         4. Borrower's Representations and Warranties. The Borrower hereby represents, warrants and certifies that:

             (a) The representations and warranties made by it in Article
         VIII of the Credit Agreement are true on and as of the date hereof before and after giving effect to this Agreement except that the financial statements referred to in Section 8.6(a) shall be those most recently furnished to each Lender pursuant to Section 9.1(a) and (b) of the Credit Agreement;

             (b) The Borrower has the power and authority to execute and perform this Agreement and has taken all action required for the lawful execution, delivery and performance thereof;

             (c) Except as has been disclosed to the Agent and the Lenders in writing, there has been no material adverse change in the condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, since the date of the most recent financial reports of the Borrower received by each Lender under Section 9.1(a) of the Credit Agreement after giving effect to the transaction contemplated by this Agreement;

             (d) The business and properties of the Borrower and its Subsidiaries are not, and since the date of the most recent financial report of the Borrower and its Subsidiaries received by the Agent under
         Section 9.1(a) of the Credit Agreement have not been, adversely affected in any substantial way as the result of any fire, explosion, earthquake, accident, strike, lockout, combination of workmen, flood, embargo, riot, activities of armed forces, war or acts of God or the public enemy, or cancellation or loss of any major contracts; and

             (e) No Default or Event of Default has occurred and is continuing.

         5. Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relative to such subject matter. None of the terms or conditions of this Agreement may be changed, modified, waived or canceled orally or otherwise, except by writing, signed by all the parties hereto, specifying such change, modification, waiver or cancellation of such terms or conditions, or of any proceeding or succeeding breach thereof.


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         6. Full Force and Effect of Amendment. Except as hereby specifically amended, modified or supplemented, the Credit Agreement and all of the other Loan Documents are hereby confirmed and ratified in all respects and shall remain in full force and effect according to their respective terms.

         7. Counterparts. This Agreement may be executed in any number of counterparts and all the counterparts taken together shall be deemed to constitute one and the same instrument.

         8. Enforceability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

         9. Credit Agreement and Other Loan Documents. All references in any of the Loan Documents to the "Credit Agreement" shall mean the Credit Agreement as amended hereby.

         10. Conditions to Effectiveness. This Agreement shall become effective as of the date hereof provided the Agent shall have received at least one executed copy, certified by the Borrower, of each of (a) the approval letter required under the Securitization Intercreditor Agreement, and (b) an amendment to the Senior Note Agreement, in form and substance satisfactory to the Agent and in full force and effect, extending to December 7, 2001 the prepayment of Senior Note Obligations that had previously been scheduled for November 7, 2001 pursuant to Section 4A of the Senior Note Agreement.

                            [Signature pages follow.]


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                                       74


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.


BORROWER:

CONE MILLS CORPORATION


By: /s/ W. Scott Wenhold
Name: W. Scott Wenhold
Title: Treasurer



GUARANTORS:

CIPCO S.C., INC.


By: /s/ Cheryl G. Hollis
Name: Cheryl G. Hollis
Title: Assistant Secretary



CONE FOREIGN TRADING LLC


By: /s/ Neil W. Koonce
Name: Neil W. Koonce
Title: Vice President



AGENT:

BANK OF AMERICA, N.A. as Agent for the Lenders


By: /s/ John F. Register
Name: John F. Register
Title: Principal


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                                       75


LENDERS:

BANK OF AMERICA, N.A.


By: /s/ John F. Register
Name: John F. Register
Title: Principal


FIRST UNION NATIONAL BANK


By: /s/ Tom Bohrer
Name: Tom Bohrer
Title: Vice President


WACHOVIA BANK, N.A.


By: /s/ Charlene A. Johnson
Name: Charlene A. Johnson
Title: Senior Vice President


SUNTRUST BANK


By: /s/ Samuel M. Ballesteros
Name: Samuel M. Ballesteros
Title: Director


MORGAN GUARANTY TRUST COMPANY OF NEW YORK


By: /s/ Roger A. Odell
Name: Roger A. Odell
Title: Managing Director